PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED DECEMBER 3, 1997)


$250,000,000


[graphic]


6 1/2% Notes due March 1, 2008

                                  ------------



Praxair, Inc. will pay interest on the notes on March 1 and September 1 of each year beginning September 1, 2001. We may redeem the notes at any time by paying the greater of principal and interest on the notes or a "make-whole amount." There is no sinking fund for the notes. We will issue the notes only in denominations of $1,000 and integral multiples of $1,000.



                                                                               Underwriting Discounts            Proceeds to
                                                     Price to Public(1)            and Commissions              Praxair(1)(2)
                                                  ------------------------     ------------------------    ------------------------
Per Note......................................            99.742%                       .625%                      99.117%

Total.........................................          $249,355,000                 $1,562,500                  $247,792,500

(1) Plus accrued interest, if any, from March 7, 2001.

(2) Before deducting expenses payable by us estimated at $250,000.

The notes will be ready for delivery in book-entry form on or about March 7, 2001.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                               Joint Bookrunners


Credit Suisse First Boston                                             JPMorgan

                                  ------------


Banc of America Securities LLC

             Deutsche Banc Alex. Brown

                        Lehman Brothers

                                    Merrill Lynch & Co

                                             Morgan Stanley Dean Witter

                                                            Salomon Smith Barney

                                  ------------



            The date of this prospectus supplement is March 2, 2001.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov or at http:// www.praxair.com. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, and Chicago, as well as at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York, 10005, where our common stock is listed under the symbol "PX." You can call the SEC at 1-800-732-0330 for further information about the public reference rooms.

   The SEC allows us to "incorporate by reference" the information we file with them, which means we are assumed to have disclosed important information to you when we refer you to documents that are on file with the SEC. The information we have incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities covered by this prospectus.

   o Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

   o Current Report on Form 8-K dated March 1, 2001.

   You may request a copy of these documents at no cost by writing to us at the following address:

          Praxair, Inc.
          39 Old Ridgebury Road
          Danbury, Connecticut 06810-5113
          Attn: Assistant Corporate Secretary
          Telephone: (203) 837-2000.

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

   The forward-looking statements contained in this prospectus supplement and accompanying the prospectus concerning development and commercial acceptance of new products, services, financial outlook, earnings growth, and other financial goals involve risks and uncertainties, and are subject to change based on various factors. These include the impact of changes in worldwide and national economies, the cost and availability of electric power and other energy and the ability to achieve price increases to offset such cost increases, development of operational efficiencies, changes in foreign currencies, changes in interest rates, the continued timely development and acceptance of new products and services, the impact of competitive products and pricing, and the impact of tax and other legislation and regulation in the jurisdictions which the company operates.

   Although we believe that the expectations reflected in the forward-looking statements are responsible, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements. We are under no duty and do not intend to update any of the forward-looking statements after the date of this prospectus supplement or to conform our prior statements to actual results.

                                  THE COMPANY

   We are the largest industrial gases company in North and South America and the third largest worldwide. We are also the world's largest supplier of carbon dioxide. Our primary products for our industrial gases business are atmospheric gases (oxygen, nitrogen, argon, rare gases) and process gases (carbon dioxide, helium, hydrogen, electronic gases, specialty gases, acetylene). Our surface technology segment, operated through Praxair Surface Technologies, Inc., supplies wear-resistant and high-temperature corrosion-resistant metallic and ceramic coatings and powders. We also design, engineer and build equipment that produces industrial gases (for internal use and external sale) through our global supply systems. Our sales were $5,043 million, $4,639 million and $4,833 million for the years ended December 31, 2000, 1999 and 1998, respectively, with industrial gases accounting for 88% of sales in 2000, 89% of sales in 1999 and 90% of sales in 1998, and surface technologies and global supply systems accounting for the balance.

   Gases produced by us find wide use in the metal fabrication, chemicals & refining, primary metals, food & beverage, healthcare, semiconductor materials, aerospace, glass, pulp & paper, environmental remediation, and other industries. By using the gases that we produce and, in many cases, the proprietary processes that we invent, customer value is created through improved product quality, increased productivity, conservation of energy, and the attainment of environmental improvement objectives. We have been and continue to be a major technological innovator in the industrial gases industry and, working with customers, have done much to increase the use of our industrial gases to support the manufacture of other products and for many other uses. Historically, consumption of industrial gases has increased at approximately 1.5 to 2.0 times local industrial production growth in countries in which we do business.

   We (including our predecessor companies) were founded in 1907 and were incorporated in Delaware in 1988. Our principal offices are located at 39 Old Ridgebury Road in Danbury, Connecticut 06810-5113 and our telephone number is
(203) 837-2000.

                              RECENT DEVELOPMENTS

   On March 1, 2001, we filed audited financial statements for the year ended December 31, 2000 in a Form 8-K with the SEC. For the year ended December 31, 2000, we reported net income of $363 million, or diluted earnings per share of $2.25, which included repositioning and special charges of $117 million after tax or $0.73 per diluted share. This compares to 1999 net income of $431 million or $2.72 diluted earnings per share, excluding the effect of a required accounting change. Sales for the year ended December 31, 2000 were $5,043 million, an increase of 9% over 1999 annual sales of $4,639 million. Please see our Form 8-K filed on March 1, 2001 for more information about our year end financial statements.

                                USE OF PROCEEDS

   We will use the net proceeds from the sale of the notes of approximately $248 million to repay outstanding commercial paper and other short-term borrowings. Prior to their application, the proceeds may be invested in short-term investments. The indebtedness to be repaid with the proceeds of this offering was incurred for general corporate purposes. At February 28, 2001, our outstanding commercial paper and short-term borrowing bore interest at a weighted average interest rate of approximately 5.9% per annum and had maturities of up to 120 days.

                      RATIOS OF EARNINGS TO FIXED CHARGES

   Our ratios of earnings to fixed charges for the years ended December 31, 2000, 1999, 1998 and 1997 were 2.7, 3.3, 2.8 and 3.2, respectively. For the purpose of computing this ratio: "earnings" consist of income from continuing operations before provision for income taxes, before fixed charges, plus dividends from less than 50%-owned companies carried at equity and our share of pre-tax income of 50%-owned companies carried at equity, less net capitalized interest of consolidated subsidiaries, and "fixed charges" comprise interest on long-term and short-term debt, capitalized interest, the portion of rentals representative of an appropriate interest factor and our share of fixed charges of 50%-owned companies carried at equity.

                            DESCRIPTION OF THE NOTES

   The following description of the particular terms of the notes supplements, and to the extent inconsistent therewith supersedes, the description of the general terms and provisions of the senior debt securities included in the accompanying prospectus, to which description reference is hereby made.

   The notes will be our unsecured general obligations, will be issued under an indenture dated as of July 15, 1992 between Praxair, Inc. and State Street
Bank and Trust Company, as the ultimate successor trustee to Bank of America, Illinois, will be limited to $250,000,000 principal amount, will be issued in book-entry form only and will mature on March 1, 2008.

   The notes will bear interest from March 7, 2001 or from the most recent date to which interest has been paid or provided for, at the rate of 61/2% per annum, payable semi-annually on March 1 and September 1 commencing on September 1, 2001 to the persons in whose names the notes are registered at the close of business on the preceding February 15 and August 15, respectively. The notes will accrue interest on the basis of a 360-day year consisting of 12 months of 30 days each.

   We may redeem all or part of the notes at any time at our option at a redemption price equal to the greater of (1) the principal amount of the notes being redeemed plus accrued and unpaid interest to the redemption date or (2) the Make-Whole Amount for the notes being redeemed.

   "Make-Whole Amount" means, as determined by a Quotation Agent, the sum of the present values of the principal amount of the notes to be redeemed, together with the scheduled payments of interest (exclusive of interest to the redemption date) from the redemption date to the maturity date of the notes being redeemed, in each case discounted to the redemption date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Adjusted Treasury Rate, plus accrued and unpaid interest on the principal amount of the notes being redeemed to the redemption date.

   "Adjusted Treasury Rate" means, with respect, to any redemption date, the sum of (x) either (i) the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recent published statistical release designated "H.15 (519)" or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States Treasury securities adjusted to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the notes being redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounded to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Price for such redemption date, in each case calculated on the third business day preceding the redemption date, and (y) .20%.

   "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term from the redemption date to the maturity date of the notes being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of notes.

   "Comparable Treasury Price" means, with respect to any redemption date, if clause (ii) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the indenture trustee, Reference Treasury Dealer Quotations for such redemption date.

   "Quotation Agent" means the Reference Treasury Dealer selected by the indenture trustee after consultation with us.

   "Reference Treasury Dealer" means any of Credit Suisse First Boston Corporation and Chase Securities Inc., and their respective successors and assigns, and one other nationally recognized investment banking firm selected by us that is a primary U.S. Government securities dealer.

   "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the indenture trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the indenture trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

   The notes are subject to defeasance under the conditions described in the accompanying prospectus, including the condition that an opinion of counsel be delivered with respect to the absence of any tax effect of any such defeasance to holders of the notes.

   Upon issuance, the notes will be represented by one or more global securities that will be deposited with, or on behalf of, DTC and will be registered in the name of DTC or a nominee of DTC. See "Description of Debt Securities--Global Debt Securities" in the accompanying prospectus.

   We may from time to time without the consent of the holders of the notes create and issue further notes having the same terms and conditions as these notes so that the further issue would be consolidated and form a single issue with these notes.

                                  UNDERWRITING

   Under the terms and subject to the conditions set forth in an underwriting agreement dated the date hereof, the underwriters named below for whom Credit Suisse First Boston Corporation and Chase Securities Inc. are acting as joint bookrunning managers have severally agreed to purchase, and we have agreed to sell to them, severally, the respective principal amounts of notes set forth opposite their names below:


                                                                    Principal
Underwriters                                                     Amount of Notes
-------------                                                   ---------------
Credit Suisse First Boston Corporation .......................     $ 93,752,000
Chase Securities Inc. ........................................       93,752,000
Banc of America Securities LLC ...............................       10,416,000
Deutsche Banc Alex. Brown Inc. ...............................       10,416,000
Lehman Brothers Inc. .........................................       10,416,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated ...........       10,416,000
Morgan Stanley & Co. Incorporated ............................       10,416,000
Salomon Smith Barney Inc. ....................................       10,416,000
                                                                   ------------
   Total .....................................................     $250,000,000
                                                                   ============

   The underwriting agreement provides that the obligation of the several underwriters to pay for and accept delivery of the notes is subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are committed to purchase all of the notes if any are purchased.

   The underwriters propose to offer part of the notes directly to the public at the public offering price shown on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of .375% of the principal amount of the notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of .250% of the principal amount of the notes to certain other dealers. After the initial offering of the notes the offering price and other selling terms may from time to time be varied by the underwriters.

   We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

   We do not intend to apply for listing of the notes on a national securities exchange, but have been advised by the underwriters that they currently intend to make a market in the notes, as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the notes and any such market making may be discontinued at any time at the sole discretion of the underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading market for, the notes.

   In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase notes in the open market to cover syndicate short positions or to stabilize the price of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

   A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters participating in this offering. The bookrunning managers may agree to allocate notes to underwriters for sale to their online brokerage account holders. Merrill Lynch, Pierce, Fenner & Smith Incorporated may be using such electronic system for their allocated notes.

   In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged, are engaging and may in the future engage, in commercial banking and/or investment banking transactions with us and our affiliates.

                                    EXPERTS

   The consolidated financial statements incorporated in this Prospectus Supplement by reference to the Annual Report on Form 10-K of Praxair, Inc. for the year ended December 31, 1999 and Praxair, Inc.'s consolidated financial statements for the year ended December 31, 2000 included in Praxair, Inc.'s Current Report on Form 8-K dated March 1, 2001 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      [This page intentionally left blank]

PROSPECTUS




                                 Praxair, Inc.



                                Debt Securities
                                Preferred Stock
                                  Common Stock

                                  ------------


   Praxair, Inc. ("Praxair" or the "Company") may offer from time to time its
(i) unsecured senior debt securities (the "Senior Debt Securities"), (ii) unsecured subordinated debt securities (the "Subordinated Debt Securities" and, together with the Senior Debt Securities, the "Debt Securities"), (iii) shares of its Preferred Stock, par value $.01 per share (the "Preferred Stock") and (iv) shares of its Common Stock, par value $.01 per share (the "Common Stock"). The Preferred Stock and the Common Stock are collectively referred to as the "Equity Securities." The Debt Securities and the Equity Securities are collectively referred to herein as the "Securities," and will have a maximum aggregate offering price of $624,034,750 (or the equivalent thereof in foreign currency or currency units) and will be offered on terms to be determined by market conditions at the time of sale.

   The Securities may be offered separately or together, in separate series, in amounts and at prices and on terms to be set forth in an accompanying prospectus supplement (a "Prospectus Supplement"). In addition, the specific terms of the Securities in respect of which this Prospectus is being delivered, and whether such Securities will be listed on a national securities exchange, will be set forth in an accompanying Prospectus Supplement.

                                  ------------


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

                                  ------------



                The date of this Prospectus is December 3, 1997

   No dealer, salesman or other person has been authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus, including any prospectus supplement in connection with the offer contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any underwriter, dealer or agent. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the Securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof.

                             AVAILABLE INFORMATION

   The Company is subject to the informational requirements of the Securities Exchange Act of 1934 ("Exchange Act"), and, in accordance therewith, will file reports and other information with the Securities and Exchange Commission ("Commission"). Reports, proxy statements, and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Chicago, Illinois 60661. If available, such material may also be accessed through the Commission's electronic data gathering, analysis and retrieval system ("EDGAR") via electronic means, including the Commission's web site on the Internet (http://www.sec.gov). Copies of such information may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which the Company's common stock is listed.

   The Company has filed with the Commission a registration statement (the "Registration Statement") under the Securities Act of 1933 with respect to the Securities covered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Securities covered by this Prospectus.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The following documents filed with the Commission by the Company (Commission File No. 1-11037) are incorporated herein by reference: (1) Annual report of the Company on Form 10-K for the year ended December 31, 1996; (2) Quarterly Reports of the Company on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997; (3) Current Report on Form 8-K dated January 23, 1997; (4) the description of the Company's capital stock set forth under the caption "Item 11. Description of Registrant's Securities to be Registered" in the Company's Registration Statement on Form 10 dated March 10, 1992, as amended by the Company's Form 8 dated May 22, 1992, Form 8 dated June 9, 1992 and Form 8 dated June 12, 1992; and (5) all other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

   The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the request of such person, a copy of any or all of the documents which are incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Written or telephone requests should be directed to Praxair, Inc., 39 Old Ridgebury Road, Danbury, Connecticut 06810-5113, telephone (203) 837-2000.


                   NOTE REGARDING FORWARD-LOOKING STATEMENTS


   This Prospectus (including the documents incorporated herein or therein by reference) contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in such forward-looking statements. Such factors include, inter alia, the impact of changes in worldwide and national economies, achievement of synergies and cost reductions in the integration of Liquid Carbonic (as defined below) business of CBI Industries, Inc. ("CBI"), which was acquired in 1996, the timing of divestments and the proceeds realized therefrom, pricing fluctuations in foreign currencies, changes in interest rates, the continued timely development and acceptance of new products and processes, the impact of competitive products and pricing and the impact of tax and other legislation and regulation in the jurisdictions in which the Company operates.

                                  THE COMPANY

   Praxair is the largest industrial gases company in North and South America and the third largest worldwide. Praxair is the world's largest supplier of carbon dioxide. Praxair's primary products are atmospheric gases (oxygen, nitrogen, argon and rare gases) and process gases (carbon dioxide, helium, hydrogen, electronics gases and acetylene). The Company's coatings services business, operated through Praxair Surface Technologies, supplies wear-resistant and high-temperature corrosion-resistant metallic and ceramic coatings and powders. Sales for Praxair were $4,449, $3,146, and $2,711 million for 1996, 1995 and 1994, respectively, with industrial gases accounting for 91% of sales in 1996, 90% in 1995 and 91% in 1994, respectively, and coatings services and other divisions accounting for the balance.

   During 1996, Praxair acquired the common stock of CBI. CBI operated in three major business segments: Industrial Gases ("Liquid Carbonic"), Contracting Services ("Chicago Bridge & Iron Company") and Investments (primarily, "Statia Terminals," a marine terminaling business). The Industrial Gases segment is the world's largest supplier of carbon dioxide in its various forms and produces, processes and markets a wide variety of other industrial, medical and specialty gases and assembles and sells industrial gas-related equipment. Praxair determined that the Contracting Services and Investments segments of CBI were not strategic to the combined company and, during 1996 and 1997, has sold or has taken actions to sell those businesses. Additionally, in 1996, based on an agreement with the U.S. Federal Trade Commission, Praxair sold four air separation plants operated by Liquid Carbonic in the United States. During the nine months ended September 30, 1997, Praxair sold 96% of Chicago Bridge & Iron Company N.V. in an initial public offering transaction and five other small businesses. The after-tax proceeds from these sales were used by Praxair to repay outstanding short-term debt.

   Gases produced by the Company find wide use in the aerospace, beverage, chemicals, electronics, environmental remediation, food processing and preservation, glass, medical, metal fabrication, oil and gas, primary metals, pulp and paper, and various other industries. By using the gases that Praxair produces and, in many cases, the proprietary processes that it invents, customer value is created through improved product quality, increased productivity, conservation of energy, and the attainment of environmental improvement objectives. The Company has been and continues to be a major technological innovator in the industrial gases industry and, working with customers, has done much to increase the use of its industrial gases to support the manufacture of other products and for many other uses. Historically, consumption of industrial gases has increased at approximately 1.5-2.0 times local GDP growth in countries in which the Company does business.

   Praxair (including its predecessor companies) was founded in 1907 and was incorporated in Delaware in 1988. Its principal offices are located at 39 Old Ridgebury Road in Danbury, Connecticut 06810-5413 and its telephone number is
(203) 837-2000.

                                USE OF PROCEEDS

   Unless otherwise indicated in an accompanying Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Securities to retire short-term debt and for general corporate purposes. Reference is made to the financial statements of the Company incorporated by reference herein for a description of the terms of the outstanding indebtedness of the Company.

                      RATIOS OF EARNINGS TO FIXED CHARGES
                                      AND
        EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS


   The following table sets forth the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends of the Company for the periods indicated:


                                                                               Nine Months            Years Ended December 31,
                                                                                  Ended          ----------------------------------
                                                                           September 30, 1997    1996   1995    1994    1993   1992
                                                                           ------------------    ----   ----    ----    ----   ----
Ratio of Earnings to Fixed Charges(a) ..................................           3.4           2.8     4.2     3.8    3.0     2.2
Ratio of Earnings to Combined Fixed Charges and Preferred Stock
  Dividends(b)..........................................................           3.3           2.7     4.2     3.8    3.0     2.2


---------------
(a) For the purpose of computing the foregoing ratio: "earnings" consist of income from continuing operations before provision for income taxes, before fixed charges, plus dividends from less than 50%-owned companies carried at equity and the Company's share of pre-tax income of 50%-owned companies carried at equity, less net capitalized interest of consolidated subsidiaries and "fixed charges" comprise interest on long-term and short-term debt, capitalized interest, the portion of rentals representative of an appropriate interest factor and the Company's share of fixed charges of 50%-owned companies carried at equity.

(b) For the purpose of computing the foregoing ratio: "earnings" consist of income from continuing operations before provision for income taxes, before combined fixed charges, plus dividends from less than 50%-owned companies carried at equity and the Company's share of pre-tax income of 50%-owned companies carried at equity, less net capitalized interest of consolidated subsidiaries and "combined fixed charges" comprise interest on long-term and short-term debt, capitalized interest, the portion of rentals representative of an appropriate interest factor, preferred stock dividends and the Company's share of fixed charges of 50%-owned companies carried at equity.

                          DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

   Under the Restated Certificate of Incorporation of the Company (the "Restated Certificate") the total number of shares of all classes of stock that the Company has authority to issue is 525,000,000, of which 25,000,000 may be shares of preferred stock, par value $.01 per share (the "Preferred Stock"), and 500,000,000 may be shares of common stock, par value $.01 per share (the "Common Stock"). As of September 30, 1997, 157,657,373 shares of Common Stock were issued and outstanding and 750,000 shares of Preferred Stock were issued and outstanding.

Common Stock

   Holders of the Company's Common Stock are entitled to receive, subject to the prior rights of holders of outstanding stock having prior rights as to dividends, such dividends as are declared by the Board of Directors of the Company, to one vote for each share at all meetings of stockholders, and, subject to the prior rights of holders of outstanding stock having prior rights as to asset distributions, to the remaining assets of the Company upon liquidation, dissolution or winding up of the Company.

   The Company is authorized to issue additional shares of common stock without further stockholder approval (except as may be required by applicable law or stock exchange regulations). With respect to the issuance of common shares of any additional series, the Board of Directors of the Company is authorized to determine, without any further action by the holders of the Company's Common Stock, the dividend rights, dividend rate, conversion rights, voting rights and rights and terms of redemption, as well as the number of shares constituting such series and the designation thereof. Should the Board of Directors of the Company elect to exercise its authority, the rights and privileges of holders of the Company's Common Stock could be made subject to rights and privileges of any such other series of common stock. The Company has no present plans to issue any common stock of a series other than the Company's Common Stock.

Preferred Stock

   At September 30, 1997, there were 25,000,000 shares of Preferred Stock authorized, of which 750,000 shares were issued and outstanding. The outstanding shares of Preferred Stock were issued in December 1996 when PX Merger Corp. was merged into CBI. At that time, each outstanding share of CBI preferred stock was exchanged for a share of Praxair Preferred Stock having the same terms. Each series of preferred stock ranks on parity with the other, and no dividends may be paid on Praxair Common Stock unless Preferred Stock dividends have been paid. The Preferred Stock has limited voting rights. Following is a summary of each series of Preferred Stock outstanding:

Series A Preferred Stock

   There are 550,000 outstanding shares of Praxair 7.48% Cumulative Preferred Stock, Series A which are entitled to receive cumulative annual dividends of $7.48 per share, payable quarterly. The Series A Preferred Stock is mandatorily redeemable on, but not prior to, April 1, 2000 at a price of $100 per share and has a liquidation preference of $100 per share.

Series B Preferred Stock

   There are 200,000 outstanding shares of Praxair 6.75% Cumulative Preferred Stock, Series B which are entitled to receive cumulative annual dividends of $6.75 per share, payable quarterly. The Series B Preferred Stock is mandatorily redeemable on, but not prior to, September 5, 2002 at a price of $100 per share and has a liquidation preference of $100 per share.

No Preemptive Rights

   No holder of any stock of any class of the Company has any preemptive right to subscribe for any securities of any kind or class.

Rights Agreement

   The Board of Directors of the Company declared a dividend distribution of one common stock purchase right (a "Right") for each share of the Company's Common Stock outstanding at the close of business on June 30, 1992 (the "Rights Record Date") to the holders of record of the Company's Common Stock on the Rights Record Date. The dividend was paid on the Rights Record Date. The holders of any additional shares of the Company's Common Stock issued after the Rights Record Date and before the redemption or expiration of the Rights are also entitled to one Right for each such additional share. Each Right entitles the registered holder under certain circumstances to purchase from the Company one share of the Company's Common Stock. The price at which a share of the Company's Common Stock may be purchased upon exercise of a Right is $47.33 (the "Purchase Price").

   The Rights will be evidenced by separate certificates only after the earlier of (i) the 10th calendar day after the public announcement by the Company or an Acquiring Person (as such term is described below) that an Acquiring Person has become an Acquiring Person or (ii) the 10th calendar day after the commencement of, or announcement of the intent to commence, a tender or exchange offer if, upon consummation thereof, such person would be an Acquiring Person (the first to occur of such dates being called the "Rights Distribution Date"). With respect to any of the Company's Common Stock certificates outstanding as of the Rights Record Date, until the Rights Distribution Date the Rights will be evidenced by such certificate. Until the Rights Distribution Date (or earlier redemption or expiration of the Rights) new certificates issued after the Rights Record Date upon transfer or new issuance of the Company's Common Stock will contain a notation incorporating the Rights Agreement by reference.

   The Rights Agreement between the Company and The Bank of New York (the "Rights Agreement") provides that, until the Rights Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Company's Common Stock. Until the Rights Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificate for shares of the Company's Common Stock will also constitute the transfer of the Rights associated with the Company's Common Stock represented by that certificate. At no time will the Rights have any voting power.

   As soon as practicable following the Rights Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of the Company's Common Stock as of the close of business on the Rights Distribution Date and such separate Rights Certificates alone will evidence the Rights.

   The Rights are not exercisable until the Rights Distribution Date. The Rights will expire on June 30, 2002 (the "Final Expiration Date"), unless the Rights are earlier redeemed or exchanged by the Company, in each case as described below.

   In the event that (i) the Company is the surviving corporation in a merger with an Acquiring Person and its Common Stock is not changed or exchanged,
(ii) a person becomes an Acquiring Person (except pursuant to an offer for all outstanding shares of the Company's Common Stock which the independent directors determine to be fair to its stockholders and such other constituencies as the independent directors are entitled to consider under the Restated Certificate and otherwise in the best interests of the Company),
(iii) an Acquiring Person engages in one or more "self-dealing" transactions as set forth in the Rights Agreement, or (iv) during such time as there is an Acquiring Person, an event occurs (e.g., a reverse stock split) which results in such Acquiring Person's ownership interest being increased by more than 1%, at any time following the Rights Distribution Date, each holder of a Right will thereafter have the right to receive, upon exercise, the Company's Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the Purchase Price then in effect. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void. In lieu of the issuance of shares of the Company's Common Stock upon exercise of Rights, the Company's Board of Directors may under certain circumstances, and if there is an insufficient number of shares of the Company's Common Stock authorized but unissued or held as treasury shares to permit the exercise in full of the Rights, the Company's Board is required to, take such action as may be necessary to cause the Company to issue or pay, upon the exercise of Rights, cash (including by way of a reduction of purchase price), property, other securities or any combination of the foregoing having an aggregate value equal to that of the shares of the Company's Common Stock which otherwise would have been issuable upon exercise of Rights.

   In the event that, at any time after the public announcement by the Company or an Acquiring Person that a person or group has become an Acquiring Person, the Company is acquired in a merger or other business combination transaction (other than a merger described in the immediately preceding paragraph or a merger which follows an offer described in the immediately preceding paragraph) or 50% or more of its assets or earning power is sold or transferred, each holder of a Right shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value of two times the Purchase Price then in effect.

   The term "Acquiring Person" means a person or group of affiliated or associated persons who has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of the Company's Common Stock.

   The Purchase Price payable, and the number of shares of the Company's Common Stock (or other securities or property) issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (a) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Company's Common Stock, (b) upon the grant to holders of the Company's Common Stock of certain rights, options or warrants to subscribe for or purchase the Company's Common Stock at a price, or securities convertible into the Company's Common Stock with a conversion price, less than the then-current market price of the Company's Common Stock or (c) upon the distribution to holders of the Company's Common Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends at a rate not in excess of 125% of the rate of the last cash dividend theretofore paid or a dividend payable in the Company's Common Stock) or of subscription rights or warrants (other than those referred to above). Prior to the Rights Distribution Date, the Board of Directors of the Company may make such equitable adjustments as it deems appropriate in the circumstances in lieu of any adjustment otherwise required by the foregoing.

   With certain exceptions, no adjustment in the Purchase Price will be required until the earlier of (a) three years from the date of the event giving rise to such adjustment or (b) the time at which cumulative adjustments require an adjustment of at least 3% in such Purchase Price. The Company will not be required to issue fractional shares of the Company's Common Stock and, in lieu thereof, can make an adjustment in cash for fractional shares based on the market price of the Company's Common Stock on the last day prior to the date of exercise.

   At any time prior to the 20th day following the public announcement by the Company or an Acquiring Person that a person or group has become an Acquiring Person, the Company may redeem the Rights in whole, but not in part, at a price of $.001 per Right (the "Redemption Price"). Under certain circumstances, the decision to redeem shall require the concurrence of a majority of the independent directors. Immediately upon the action of the Company's Board of Directors electing to redeem the Rights with, if required, the concurrence of the independent directors, the Company must make announcement thereof, and upon such action by the Company's Board of Directors ordering the redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

   At any time after the occurrence of any of the events set forth in the sixth preceding paragraph, the Company's Board of Directors may exchange the Rights (other than Rights owned by an Acquiring Person, which will have become void), in whole or in part, at an exchange ratio of one share of the Company's Common Stock (and/or other securities, cash or other assets deemed to have the same value as one share of Common Stock) per Right (subject to adjustment).

   The terms of the Rights may be amended by the Company's Board of Directors without the consent of the holders of the Rights, except that from and after the earlier to occur of (i) the public announcement by the Company or an Acquiring Person that a person or group of affiliated or associated persons has become an Acquiring Person or (ii) the Rights Distribution Date, no such amendment may adversely affect the interests of the holders of the Rights (excluding the interest of any Acquiring Person) and in no event shall any such amendment change the Redemption Price, the Final Expiration Date, the Purchase Price or the number of shares of the Company's Common Stock for which a Right is then exercisable.

   The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company's Board of Directors, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Company's Board of Directors since the Rights may be redeemed by the Company at the Redemption Price prior to the 20th day following the public announcement by the Company or an Acquiring Person that a person or group has become an Acquiring Person. The foregoing description of the Rights does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Rights Agreement, including the definitions therein of certain terms.

                         DESCRIPTION OF DEBT SECURITIES

   Senior Debt Securities may be issued from time to time in one or more series, under an Indenture dated July 15, 1992 (the "Senior Indenture") between the Company and State Street Bank and Trust Company as the ultimate successor trustee to Bank of America Illinois (formerly Continental Bank, National Association), as trustee (the "Senior Trustee"), which is filed as an Exhibit to the Registration Statement of which this Prospectus is a part.

   Subordinated Debt Securities may be issued from time to time in series under an indenture (the "Subordinated Indenture") between the Company and a trustee to be identified in the related Prospectus Supplement (the "Subordinated Trustee"). The Subordinated Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Senior
Indenture and the Subordinated Indenture are sometimes referred to collectively as the "Indentures," and the Senior Trustee and the Subordinated Trustee are sometimes referred to collectively as the "Debt Trustees." The following statements under this caption are summaries of certain provisions contained or, in the case of the Subordinated Indenture, to be contained in the Indentures, do not purport to be complete and are qualified in their entirety by reference to the Indentures, including the definitions therein of certain terms. Capitalized terms used herein and not defined shall have the meanings assigned to them in the related Indenture. The particular terms of the Debt Securities and any variations from such general provisions applicable to any series of Debt Securities will be set forth in the Prospectus
Supplement applicable to such series.

General

   Each Indenture provides or, in the case of the Subordinated Indenture, will provide for the issuance of Debt Securities in one or more series with the same or various maturities. Neither Indenture limits the amount of Debt Securities that can be issued thereunder and each provides that the Debt Securities may be issued in series up to the aggregate principal amount which may be authorized from time to time by the Company. The Debt Securities will be unsecured.

   Reference is made to the Prospectus Supplement for the following terms, if applicable, of the Debt Securities offered thereby: (1) the designation, aggregate principal amount, currency or composite currency and denominations;
(2) the price at which such Debt Securities will be issued and, if an index formula or other method is used, the method for determining amounts of principal or interest; (3) the maturity date and other dates, if any, on which principal will be payable; (4) the interest rate (which may be fixed or variable), if any; (5) the date or dates from which interest will accrue and on which interest will be payable, and the record dates for the payment of interest; (6) the manner of paying principal or interest; (7) the place or places where principal and interest will be payable; (8) the terms of any mandatory or optional redemption by the Company; (9) the terms of any redemption at the option of Holders; (10) whether such Debt Securities are to be issuable as registered Debt Securities, bearer Debt Securities, or both, and whether and upon what terms any registered Debt Securities may be exchanged for bearer Debt Securities and vice versa; (11) whether such Debt Securities are to be represented in whole or in part by a Debt Security in global form and, if so, the identity of the depositary (the "Depositary") for any global Debt Security; (12) any tax indemnity provisions; (13) if the Debt Securities provide that payments of principal or interest may be made in a currency other than that in which Debt Securities are denominated, the manner for determining such payments; (14) the portion of principal payable upon acceleration of a Discounted

Debt Security (as defined below); (15) whether and upon what terms Debt Securities may be defeased; (16) any events of default or restrictive covenants in addition to or in lieu of those set forth in the Indentures; (17) provisions for electronic issuance of Debt Securities or for Debt Securities in uncertificated form; and (18) any additional provisions or other special terms not inconsistent with the provisions of the Indentures, including any terms that may be required or advisable under United States or other applicable laws or regulations, or advisable in connection with the marketing of the Debt Securities.

   If the principal of, premium, if any, or interest on Debt Securities of any series are payable in a foreign or composite currency, any material risks relating to an investment in such Debt Securities will be described in the prospectus supplement relating to that series.

   Debt Securities of any series may be issued as registered Debt Securities, bearer Debt Securities or uncertificated Debt securities, as specified in the terms of the series. Unless otherwise indicated in the applicable Prospectus Supplement, registered Debt Securities will be issued in denominations of $1,000 and whole multiples thereof and bearer Debt Securities will be issued in denominations of $5,000 and whole multiples thereof. The Debt Securities of a series may be issued in whole or in part in the form of one or more global Debt Securities that will be deposited with, or on behalf of, a Depositary identified in the Prospectus Supplement relating to the series. Unless otherwise indicated in the Prospectus Supplement relating to a series, the terms of the depositary arrangement with respect to any Debt Securities of a series specified in the Prospectus Supplement as being represented by global Debt Securities will be as set forth below under "Global Debt Securities."

   In connection with its original issuance, no bearer Debt Security will be offered, sold, resold, or mailed or otherwise delivered to any location in the United States and a bearer Debt Security in definitive form may be delivered in connection with its original issuance only if the person entitled to receive the bearer Debt Security furnishes certification as described in United States Treasury regulation section 1.163-5(c)(2)(i)(D)(iii). If there is a change in the relevant provisions or interpretation of United States laws, the foregoing restrictions will not apply to a series if the Company determines that such provisions no longer apply to the series or that failure to so comply would not have an adverse tax effect on the Company or on holders or cause the series to be treated as "registration-required" obligations under United States law.

   For purposes of this Prospectus, unless otherwise indicated, "United States" means the United States of America (including the States and the District of Columbia), its territories and possessions and all other areas subject to its jurisdiction. "United States person" means a citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States or a political subdivision thereof or any estate or trust the income of which is subject to United States federal income taxation regardless of its source. Any special United States federal income tax considerations applicable to bearer Debt Securities will be described in the Prospectus Supplement relating thereto.

   To the extent set forth in the applicable Prospectus Supplement, except in special circumstances set forth in the applicable Indenture, principal and interest on bearer Debt Securities will be payable only upon surrender of bearer Debt Securities and coupons at a paying agency of the Company located outside of the United States. During any period thereafter for which it is necessary in order to conform to United States tax law or regulations, the Company will maintain a paying agent outside the United States to which the bearer Debt Securities and coupons may be presented for payment and will provide the necessary funds therefor to the paying agent upon reasonable notice.

   Registration of transfer of registered Debt Securities may be requested upon surrender thereof at any agency of the Company maintained for that purpose and upon fulfillment of all other requirements of the agent. Bearer Debt
Securities and the coupons related thereto will be transferable by delivery.

   Debt Securities may be issued under the Indentures as Discounted Debt Securities to be offered and sold at a substantial discount from the principal amount thereof. Special United States federal income tax and other considerations applicable thereto will be described in the applicable Prospectus Supplement relating to such Discounted Debt Securities. "Discounted Debt Security" means a Debt Security where the amount of principal due upon acceleration is less than the stated principal amount.

Ranking of Debt Securities

   The Senior Debt Securities will be unsecured and will rank on a parity with other unsecured and unsubordinated debt of the Company.

   At September 30, 1997, the Company had outstanding approximately $2,024 million in long term debt (net of current maturities) consisting of Senior Indebtedness (as defined below).

   The obligations of the Company pursuant to any Subordinated Debt Securities will be subordinate in right of payment to all Senior Indebtedness of the Company. "Senior Indebtedness" of the Company is defined to mean the principal of (and premium, if any) and interest on (a) any and all indebtedness and obligations of the Company (including indebtedness of others guaranteed by the Company) other than the Subordinated Debt Securities, whether or not contingent and whether outstanding on the date of the Subordinated Indenture or thereafter created, incurred or assumed, which (i) are for money borrowed;
(ii) are evidenced by any bond, note, debenture or similar instrument; (iii) represent the unpaid balance on the purchase price of any property, business, or asset of any kind; (iv) are obligations of the Company as lessee under any and all leases of property, equipment or other assets required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles; (v) are reimbursement obligations of the Company with respect to letters of credit; and (b) any deferrals, amendments, renewals, extensions, modifications and refundings of any indebtedness or obligations of the types referred to above; provided that Senior Indebtedness shall not include (i) the Subordinated Debt Securities; (ii) any indebtedness or obligation of the Company which, by its express terms or the express terms of the instrument creating or evidencing it, is not superior in right of payment to the Subordinated Debt Securities; or (iii) any indebtedness or obligation incurred by the Company in connection with the purchase of assets, materials or services in the ordinary course of business and which constitutes a trade payable.

   The Subordinated Indenture will not contain any limitation on the amount of Senior Indebtedness which may be hereafter incurred by the Company.

   The Subordinated Indenture will provide that where notice of certain defaults in respect of Senior Indebtedness has been given to the Company, no payment with respect to the principal of or interest on the Subordinated Debt Securities will be made by the Company unless and until such default has been cured or waived. Upon any payment or distribution of the Company's assets to creditors of the Company in a liquidation or dissolution of the Company, or in a reorganization, bankruptcy, insolvency, receivership or similar proceeding relating to the Company or its property, whether voluntary or involuntary, the holders of Senior Indebtedness will first be entitled to receive payment in full of all amounts due thereon before the holders of the Subordinated Debt Securities will be entitled to receive any payment upon the principal of or premium, if any, or interest on the Subordinated Debt Securities. By reason of such subordination, in the event of insolvency of the Company, holders of Senior Indebtedness of the Company may receive more, ratably, and holders of the Subordinated Debt Securities may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrence of any Event of Default in respect of the Subordinated Debt Securities.

Certain Covenants

   The Senior Indenture contains, among others, the covenants summarized below, which will be applicable (unless waived or amended) so long as any of the Senior Debt Securities are outstanding, unless otherwise stated in the applicable Prospectus Supplement.

   The Debt Securities will not be secured by any properties or assets and will represent unsecured debt of the Company. Because secured debt ranks ahead of unsecured debt with respect to the assets securing such secured debt, the limitation on liens and the limitation on sale-leaseback transactions place some restrictions on the Company's ability to incur additional secured debt or its equivalent when the asset securing the debt is a material manufacturing facility in the United States. The limitations are subject to a number of qualifications and exceptions described below. There can be no assurance that a facility subject to the limitations at any time will continue to be subject to those limitations at a later time.

   Unless otherwise indicated in a Prospectus Supplement, the covenants contained in the Senior Indenture and the Senior Debt Securities do not afford holders of the Senior Debt Securities protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the Senior Debt Securities.

Definitions

   "Attributable Debt" for a lease means, as of the date of determination, the present value of net rent for the remaining term of the lease. Rent shall be discounted to present value at a discount rate that is compounded semi-annually. The discount rate shall be 10% per annum or, if the Company elects, the discount rate shall be equal to the weighted average Yield to Maturity of the Senior Debt Securities under the Senior Indenture. Such average shall be weighted by the principal amount of the Senior Debt Securities of each series or, in the case of Discounted Senior Debt Securities, the amount of principal that would be due as of the date of determination if payment of the Senior Debt Securities were accelerated on that date.

   Rent is the lesser of (a) rent for the remaining term of the lease assuming it is not terminated or (b) rent from the date of determination until the first possible termination date plus the termination payment then due, if any. The remaining term of a lease includes any period for which the lease has been extended. Rent does not include (1) amounts due for maintenance, repairs, utilities, insurance, taxes, assessments and similar charges or (2) contingent rent, such as that based on sales. Rent may be reduced by the discounted present value of the rent that any sublessee must pay from the date of determination for all or part of the same property. If the net rent on a lease is not definitely determinable, the Company may estimate it in any reasonable manner.

   "Consolidated Net Tangible Assets" means total assets less (a) total current liabilities (excluding short-term Debt, payments due within one year on long-term Debt and Debt due to Union Carbide Corporation and its subsidiaries) and
(b) goodwill, as reflected in the Company's most recent consolidated balance sheet preceding the date of a determination under clause (9) of the "Limitation on Liens" covenant of the Senior Indenture.

   "Debt" means any debt for borrowed money or any guarantee of such a debt.

   "Lien" means any mortgage, pledge, security interest or lien.

   "Long-Term Debt" means Debt that by its terms matures on a date more than 12 months after the date it was created or Debt that the obligor may extend or renew without the obligee's consent to a date more than 12 months after the date the Debt was created.

   "Principal Property" means (i) any manufacturing facility, whether now or hereafter owned, located in the United States (excluding territories and possessions), except any such facility that in the opinion of the board of directors of the Company or any authorized committee of the board is not of material importance to the total business conducted by the Company and its consolidated Subsidiaries, and (ii) any shares of stock of a Restricted Subsidiary. At September 30, 1997, the Company's facility in Tonawanda, NY and its manufacturing and pipeline facilities in Houston, TX constituted Principal Properties.

   "Restricted Subsidiary" means a Wholly-Owned Subsidiary that has substantially all of its assets located in the United States (excluding territories or possessions) or Puerto Rico and owns a Principal Property.

   "Sale-Leaseback Transaction" means an arrangement pursuant to which the Company or a Restricted Subsidiary now owns or hereafter acquires a Principal Property, transfers it to a person, and leases it back from the person.

   "Subsidiary" means a corporation a majority of whose Voting Stock is owned by the Company or a Subsidiary.

   "Voting Stock" means capital stock having voting power under ordinary circumstances to elect directors.

   "Wholly-Owned Subsidiary" means a corporation all of whose Voting Stock is owned by the Company or a Wholly-Owned Subsidiary, the accounts of which are consolidated with those of the Company in its consolidated financial statements.

   "Yield to Maturity" means the yield to maturity on a Security at the time of its issuance or at the most recent determination of interest on the Security.

Limitation on Liens

   The Company will not, and will not permit any Restricted Subsidiary to, incur a Lien on Principal Property to secure a Debt unless:

        1. the Lien equally and ratably secures the Senior Debt Securities and the Debt. The Lien may equally and ratably secure the Senior Debt Securities and any other obligation of the Company or a Subsidiary. The Lien may not secure an obligation of the Company that is subordinated to the Senior Debt Securities;

        2. the Lien secures Debt incurred to finance all or some of the purchase price or the cost of construction or improvement of property of the Company or a Restricted Subsidiary. The Lien may not extend to any other Principal Property owned by the Company or a Restricted Subsidiary at the time the Lien is incurred. However, in the case of any construction or improvement, the Lien may extend to unimproved real property used for the construction or improvement. The Debt secured by the Lien may not be incurred more than one year after the later of the
     (a) acquisition, (b) completion of construction or improvement or (c) commencement of full operation, of the property subject to the Lien;

        3. the Lien is on property of a corporation at the time the corporation merges into or consolidates with the Company or a Restricted Subsidiary;

        4. the Lien is on property at the time the Company or a Restricted Subsidiary acquires the property;

        5. the Lien is on property of a corporation at the time the corporation becomes a Restricted Subsidiary;

        6. the Lien secures Debt of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary;

        7. the Lien is in favor of a government or governmental entity and secures (a) payments pursuant to a contract or statute or (b) Debt incurred to finance all or some of the purchase price or cost of construction or improvement of the property subject to the Lien;

        8. the Lien extends, renews or replaces in whole or in part a Lien ("existing Lien") permitted by any of clauses (1) through (7). The Lien may not extend beyond (a) the property subject to the existing Lien and
     (b) improvements and construction on such property. However, the Lien may extend to property that at the time is not a Principal Property. The Debt secured by the Lien may not exceed the Debt secured at the time by the existing Lien unless the existing Lien or a predecessor Lien was incurred under clause (1) or (6); or

        9. the Debt plus all other Debt secured by Liens on Principal Property at the time does not exceed 10% of Consolidated Net Tangible Assets. However, the following Debt shall be excluded from all other Debt in the determination: (a) Debt secured by a Lien permitted by any of clauses (1) through (8) and (b) Debt secured by a Lien incurred prior to the date of the Senior Indenture that would have been permitted by any of those clauses if the Senior Indenture had been in effect at the time the Lien was incurred. Attributable Debt for any lease permitted by clause (4) of the "Limitation on Sale and Leaseback" covenant of the Senior Indenture must be included in the determination and treated as Debt secured by a Lien on Principal Property not otherwise permitted by any of clauses (1) through (8).

   In general, clause (9) above, sometimes called a "basket" clause, permits Liens to be incurred that are not permitted by any of the exceptions enumerated in clauses (1) through (8) above if the Debt secured by all such additional Liens does not exceed 10% of Consolidated Net Tangible Assets at the time. At September 30, 1997, Consolidated Net Tangible Assets were approximately $5,637,000,000. At that date, additional Liens securing Debt equal to 10% of that amount could have been incurred under clause (9).

Limitation on Sale and Leaseback

   The Company will not, and will not permit any Restricted Subsidiary to, enter into a Sale-Leaseback Transaction unless:

        1. the lease has a term of three years or less;

        2. the lease is between the Company and a Restricted Subsidiary or between Restricted Subsidiaries;

        3. the Company or a Restricted Subsidiary under clauses (2) through (8) of the "Limitation on Liens" covenant could create a Lien on the property to secure Debt at least equal in amount to the Attributable Debt for the lease;

        4. the Company or a Restricted Subsidiary under clause (9) of the "Limitation on Liens" covenant could create a Lien on the property to secure Debt at least equal in amount to the Attributable Debt for the lease; or

        5. the Company or a Restricted Subsidiary within 180 days of the effective date of the lease retires Long-Term Debt of the Company or a Restricted Subsidiary at least equal in amount to the Attributable Debt for the lease. A Debt is retired when it is paid or cancelled. However, the Company or a Restricted Subsidiary may not receive credit for retirement of: Debt of the Company that is subordinated to the Senior Debt Securities; or Debt, if paid in cash, that is owned by the Company or a Restricted Subsidiary.

   In clauses (3) and (4) above, Sale-Leaseback Transactions and Liens are treated as equivalents. Thus, if the Company or a Restricted Subsidiary could create a Lien on a property, it may enter into a Sale-Leaseback Transaction to the same extent.

Limitation on Debt of Restricted Subsidiaries

   The Company will not permit any Restricted Subsidiary to incur any Debt unless:

        1. such Restricted Subsidiary could create Debt secured by Liens in accordance with the "Limitation on Liens" covenant in an amount equal to such Debt, without equally and ratably securing the Senior Debt Securities;

        2. the Debt is owed to the Company or another Restricted Subsidiary;

        3. the Debt is Debt of a corporation at the time the corporation becomes a Restricted Subsidiary;

        4. the Debt is Debt of a corporation at the time the corporation merges into or consolidates with a Restricted Subsidiary or at the time of a sale, lease or other disposition of its properties as an entirety or substantially as an entirety to a Restricted Subsidiary;

        5. the Debt is incurred to finance all or some of the purchase price or the cost of construction or improvement of property of the Restricted Subsidiary. The Debt may not be incurred more than one year after the later of the (a) acquisition, (b) completion of construction or improvement or (c) commencement of full operation, of the property;

        6. the Debt is incurred for the purpose of extending, renewing or replacing in whole or in part Debt permitted by any of clauses (1) through (5); or

        7. the Debt plus all other Debt of Restricted Subsidiaries at the time does not exceed 10% of Consolidated Net Tangible Assets. However, the following Debt shall be excluded from all other Debt in the determination: (a) Debt permitted by any of clauses (1) through (6) and
     (b) Debt incurred prior to the date of the Senior Indenture that would have been permitted by any of those clauses if the Senior Indenture had been in effect at the time the Debt was incurred.

Successor Obligor

   The Indentures provide or, in the case of the Subordinated Indenture, will provide that the Company will not consolidate with or merge into, or transfer all or substantially all of its assets to, any person, unless (1) the person is organized under the laws of the United States or a State thereof; (2) the person assumes by supplemental indenture all the obligations of the Company under the applicable Indenture, the Debt Securities issued under such Indenture and any coupons pertaining thereto; (3) immediately after the transaction no Default (as defined) exists; and (4) if, as a result of the transaction, a Principal Property would become subject to a Lien not permitted by the "Limitation on Liens" covenant of the Senior Indenture, the Company or such person secures the Senior Debt Securities equally and ratably with or prior to all obligations secured by the Lien.

   The successor will be substituted for the Company, and thereafter all obligations of the Company under the applicable Indenture, the Debt Securities issued under such Indenture and any coupons shall terminate.

Exchange of Securities

   Registered Debt Securities may be exchanged for an equal aggregate principal amount of registered Debt Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the registered Debt Securities at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of the agent.

   To the extent permitted by the terms of a series of Debt Securities authorized to be issued in registered form and bearer form, bearer Debt Securities may be exchanged for an equal aggregate principal amount of registered or bearer Debt Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the bearer Debt Securities with all unpaid coupons relating thereto (except as may otherwise be provided in the Debt Securities) at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of the agent. As of the date of this Prospectus, it is expected that the terms of a series of Debt Securities will not permit registered Debt Securities to be exchanged for bearer Debt Securities.

Defaults and Remedies

   An "Event of Default" with respect to any series of Debt Securities will occur if:

        1. the Company defaults in any payment of interest on any Debt Securities of the series when the same becomes due and payable and the Default continues for a period of 10 days;

        2. the Company defaults in the payment of the principal of any Debt Securities of the series when the same becomes due and payable at maturity or upon redemption, acceleration or otherwise;

        3. the Company defaults in the performance of any of its other agreements applicable to the series and the Default continues for 90 days after the notice specified below;

        4. the Company pursuant to or within the meaning of any Bankruptcy Law:

              1. commences a voluntary case,

              2. consents to the entry of an order for relief against it in an involuntary case,

              3. consents to the appointment of a Custodian for it or for all or substantially all of its property, or

              4. makes a general assignment for the benefit of its creditors;

        5. a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

              1. is for relief against the Company in an involuntary case,

              2. appoints a Custodian for the Company or for all or substantially all of its property, or

              3. orders the liquidation of the Company;

   and the order or decree remains unstayed and in effect for 60 days; or

        6. any other Event of Default provided for in the series.

   The term "Bankruptcy Law" means Title 11, U.S. Code or any similar Federal or State law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or a similar official under any Bankruptcy Law.

   A Default under clause (3) is not an Event of Default until the applicable Debt Trustee or the Holders of at least 25% in principal amount of the series notify the Company of the Default and the Company does not cure the Default within the time specified after receipt of the notice. The applicable Debt Trustee may require indemnity satisfactory to it before it enforces the applicable Indenture or the Debt Securities of the series. Subject to certain limitations, holders of a majority in principal amount of the Debt Securities of the series may direct the applicable

Debt Trustee in its exercise of any trust or power. A Debt Trustee may withhold from Securityholders of the series notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interest.

   The Indentures do not have or, in the case of the Subordinated Indenture, will not have cross-default provisions. Thus, a default by the Company or a Subsidiary on any other debt would not constitute an Event of Default.

Amendments and Waivers

   Unless the resolution establishing the terms of a series otherwise provides, the applicable Indenture and the Debt Securities or any coupons of the series may be amended, and any default may be waived as follows: The Debt Securities and the applicable Indenture may be amended with the consent of the holders of a majority in principal amount of the Debt Securities of all series affected voting as one class. A default on a series may be waived with the consent of the holders of a majority in principal amount of the Debt Securities of the series. However, without the consent of each Securityholder affected, no amendment or waiver may (1) reduce the amount of Debt Securities whose holders must consent to an amendment or waiver, (2) reduce the interest on or change the time for payment of interest on any Debt Security, (3) change the fixed maturity of any Debt Security, (4) reduce the principal of any non-Discounted Debt Security or reduce the amount of principal of any Discounted Debt
Security that would be due on acceleration thereof, (5) change the currency in which principal or interest on a Debt Security is payable, (6) waive any default in payment of interest on or principal of a Debt Security or (7) change certain provisions of the applicable Indenture regarding waiver of past defaults and amendments with the consent of holders other than to increase the principal amount of Debt Securities required to consent. Without the consent of any Securityholder, the applicable Indenture, the Debt Securities or any coupons may be amended to cure any ambiguity, omission, defect or inconsistency; to provide for assumption of Company obligations to Securityholders in the event of a merger or consolidation requiring such assumption; to provide that specific provisions of the applicable Indenture not apply to a series of Debt Securities not previously issued; to create a series and establish its terms; to provide for a separate Debt Trustee for one or more series; or to make any change that does not materially adversely affect the rights of any Securityholder.

   At the date of this Prospectus, approximately $1,500 million principal amount of Senior Debt Securities were outstanding under the Senior Indenture and there were no Subordinated Debt Securities outstanding under the Subordinated Indenture. The Senior Indenture does not and the Subordinated Indenture will not limit the amount of Debt Securities that may be issued in the future.

Legal Defeasance and Covenant Defeasance

   Debt Securities of a series may be defeased in accordance with their terms and, unless the resolution establishing the terms of the series otherwise provides, as set forth below. The Company at any time may terminate as to a series all of its obligations (except for certain obligations with respect to the defeasance trust and obligations to register the transfer or exchange of a Debt Security, to replace destroyed, lost or stolen Debt Securities and coupons and to maintain agencies in respect of the Debt Securities) with respect to the Debt Securities of the series and any related coupons and the applicable Indenture ("legal defeasance"). The Company at any time may terminate as to a series its obligations with respect to the Debt Securities and coupons of the series under the covenants described under "Certain Covenants" ("covenant defeasance").

   The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, a series may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, a series may not be accelerated by reference to the covenants described under "Certain Covenants".

   To exercise either option as to a series, the Company must deposit in trust (the "defeasance trust") with the applicable Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the Debt Securities of the series to redemption or maturity and must comply with certain other conditions. In particular, the Company must obtain an opinion of tax counsel that the defeasance will not result in recognition for Federal income tax purposes of any gain or loss to holders of the series. "U.S. Government Obligations" are direct obligations of the United States of America which have the full faith and credit of the

United States of America pledged for payment and which are not callable at the issuer's option, or certificates representing an ownership interest in such obligations.

Global Debt Securities

   Global Debt Securities may be issued in registered, bearer or uncertificated form and in either temporary or permanent form. If Debt Securities of a series are to be issued as global Debt Securities, one or more global Debt Securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding Debt Securities of the series to be represented by such global Debt Security or Securities.

   Ownership of beneficial interests in global Debt Securities will be limited to participants and to persons that have accounts with the Depositary ("participants") or persons that may hold interests through participants. Ownership interests in global Debt Securities will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for such global Debt Securities (with respect to a participant's interest) and records maintained by participants (with respect to interests of persons other than participants).

   Unless otherwise indicated in a Prospectus Supplement, payment of principal of and any premium and interest on the book-entry Debt Securities represented by a global Debt Security will be made to the Depositary or its nominee, as the case may be, as the sole registered owner and the sole holder of the book-entry Debt Securities represented thereby for all purposes under the applicable Indenture. Neither the Company or the applicable Trustee, nor any agent of the Company or the applicable Trustee, will have any responsibility or liability for any acts or omissions of the Depositary for any records of the Depositary relating to beneficial ownership interests in any global Debt Security any transactions between a Depositary and beneficial owners.

   Upon receipt of any payment of principal of or any premium or interest on a global Debt Security, the Depositary will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global Debt Security as shown on the records of the Depositary. Payments by participants to owners of beneficial interests in global Debt Securities held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for customer accounts registered in "street name," and will be the sole responsibility of such participants.

   Unless otherwise stated in a Prospectus Supplement, global Debt Securities will not be transferred except as a whole by the Depositary to a nominee of the Depositary. Global Debt Securities will be exchangeable only if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such global Debt Securities or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act, (ii) the Company in its sole discretion determines that such global Debt Securities shall be exchangeable for definitive Debt Securities in registered form, or
(iii) an Event of Default with respect to the series of Debt Securities represented by such global Debt Securities has occurred and is continuing. Any global Debt Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Registered Debt Securities issuable in denominations of $1,000 and integral multiples thereof and registered in such names as the Depositary holding such global Debt Security shall direct. Subject to the foregoing, the global Debt Security is not exchangeable, except for a global Debt Security of like denomination to be registered in the name of the Depositary or its nominee.

   So long as the Depositary for global Debt Securities of a series, or its nominee, is the registered owner of such global Debt Securities, such Depositary or such nominee, as the case may be, will be considered the sole Holder of Debt Securities represented by such global Debt Securities for the purposes of receiving payment on such global Debt Securities, receiving notices and for all other purposes under the applicable Indenture and such global Debt Securities. Except as provided above, owners of beneficial interests in global Debt Securities of a series will not be entitled to receive physical delivery of Debt Securities of such series in definitive form and will not be considered the Holders thereof for any purpose under the applicable Indenture. Accordingly, each person owning a beneficial interest in a global Debt Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a Holder under the applicable Indenture. The Depositary may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a Holder is entitled to give or take under the applicable Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of Holders or that an owner of a beneficial interest in such a global Debt Security desires to give or take any action which a Holder is entitled to give or take under the applicable Indenture, the Depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

   Unless otherwise specified in a Prospectus Supplement relating to Debt Securities of a series to be issued as global Debt Securities, the Depositary will be The Depository Trust Company ("DTC"). DTC has advised the Company that it is a limited-purpose trust company organized under the law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include the underwriters, dealers or agents with respect to the Debt Securities), banks, trust companies, clearing corporations, and certain other organizations some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant either directly or indirectly.

Trustee

   State Street Bank and Trust Company, as the ultimate successor trustee to Bank of America Illinois (formerly Continental Bank, National Association) will act as Senior Trustee for Debt Securities issued under the Senior Indenture. The Subordinated Trustee for Debt Securities issued under the Subordinated Indenture will be identified in the related Prospectus Supplement. The Senior Trustee is one of several banks which provide credit and banking services to the Company.

                              PLAN OF DISTRIBUTION

   The Company may sell Securities in any of the following ways: (1) through underwriters or dealers; (2) directly to one or more purchasers; or (3) through agents. The Prospectus Supplement with respect to the Securities being offered thereby will set forth the terms of the offering of such Securities, including the name or names of any underwriters or agents, the purchase price of such Securities and the proceeds to the Company from such sale, any underwriting discounts, commissions and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Securities may be listed. Any underwriter or agent may be deemed to be an underwriter as that term is defined in the Securities Act of 1933 (the "Act").

   If underwriters are used in the sale of Securities, such Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Securities may be offered to the public either through underwriting syndicates (which may be represented by managing underwriters designated by the Company), or directly by one or more underwriters acting alone. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Securities offered thereby will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

   The Securities may be sold directly by the Company or through agents designated by the Company from time to time. The Prospectus Supplement with respect to any Securities sold in this manner will set forth the name of any agent involved in the offer or sale of the Securities as well as any commissions payable by the Company to such agent. Unless otherwise indicated in the Prospectus Supplement, any such agent is acting on a best efforts basis for the period of its appointment.

   If dealers are utilized in the sale of any Securities, the Company will sell the Securities to the dealers, as principals. Any dealer may then resell the Securities to the public at varying prices to be determined by the dealer at the time of resale. The name of any dealer and the terms of the transaction will be set forth in the Prospectus Supplement with respect to the Securities being offered thereby.

   If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement and the Prospectus Supplement will set forth the commission payable for the solicitation of such contracts.

   In connection with the offering of the Securities, underwriters may engage in transactions that stabilize, maintain or otherwise effect the price of the Securities. Specifically, the underwriters may overallot in connection with the offerings of the Securities, creating a syndicate short position. In addition, underwriters may bid for, and purchase, Securities in the open market to cover syndicate shorts or to stabilize the price of the Securities. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the Securities in the offering of the Securities, if the syndicate repurchases previously distributed Securities in syndicate covering transactions, syndicate transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the Securities above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

   It has not been determined whether any Securities will be listed on a securities exchange. Underwriters will not be obligated to make a market in any Securities. The Company cannot predict the activity of trading in, or liquidity of, any Securities.

   Agents, underwriters and dealers may be entitled, under agreements entered into with the Company, to indemnification by the Company against certain civil liabilities, including liabilities under the Act or to contribution with respect to payments which the agents, underwriters or dealers may be required to make in respect thereof. Agents, underwriters and dealers may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

                                 LEGAL OPINIONS

   Certain legal matters in connection with the Securities will be passed upon for the Company by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York, and for the agents, underwriters and dealers by Davis Polk & Wardwell of New York, New York.

                                    EXPERTS

   The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of the Company for the year ended December 31, 1996 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

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   You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the date on the front of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

                                  ------------



                               TABLE OF CONTENTS


                                                                           Page
                                                                           -----

                         PROSPECTUS SUPPLEMENT

Where You Can Find More Information....................................     S-1
Note Regarding Forward-Looking Statements..............................     S-1
The Company............................................................     S-1
Recent Developments....................................................     S-2
Use of Proceeds........................................................     S-2
Ratios of Earnings to Fixed Charges....................................     S-2
Description of the Notes...............................................     S-2
Underwriting...........................................................     S-4
Experts................................................................     S-5


                               PROSPECTUS

Available Information..................................................       2
Incorporation of Certain Documents by Reference........................       3
Note Regarding Forward-Looking Statements..............................       3
The Company............................................................       4
Use of Proceeds........................................................       4
Ratios of Earnings to Fixed Charges and Earnings to Combined Fixed
  Charges and Preferred Stock Dividends................................       5
Description of Capital Stock...........................................       6
Description of Debt Securities.........................................       9
Plan of Distribution...................................................      18
Legal Opinions.........................................................      19
Experts................................................................      19


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